Exhibit 10.37

AMENDMENT AND ACKNOWLEDGMENT

WHEREAS, Conny L. Kullman (the “Executive”)) has entered into an employment agreement, dated January 28, 2005, with Intelsat Holdings, Ltd., a Bermuda corporation (the “Company”), and Intelsat (Bermuda) Ltd., as amended on June 21, 2005 (the “Employment Agreement”); and

WHEREAS, the Executive and the Company have agreed that the Executive will terminate from his positions with the Company and its affiliates;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable considerations, the parties hereto do hereby agree as follows (the “Amendment”):

1. Capitalized Terms. Capitalized terms not defined herein shall have the meaning ascribed to such terms in the Employment Agreement.

2. Resignations. The Executive agrees to resign from his position as Chairman of the Company and of Intelsat, Ltd. (“Intelsat”) effective as of the earlier of (i) the date on which the Board of Directors of each of the Company and Intelsat elects a new Chairman of the Board of each such company and (ii) August 31, 2006. The Executive shall resign, effective on such date(s) as may be requested by the General Counsel of the Company, from any or all other board of directors and/or officer or other positions with the Company and Intelsat and any of their affiliates (the “Intelsat Companies”). The Executive shall resign, effective as of August 31, 2006 (the “Resignation Date”), from all of his positions with all of the Intelsat Companies, including, without limitation, all positions as an employee, director or consultant.

3. Waiver of Resignation for Good Reason Provision. Executive expressly waives his right under Section 4.5 of the Employment Agreement (“Termination by the Executive for Good Reason”) to terminate his employment for Good Reason due to any resignation set forth in Section 2 of this Amendment or to any change in his position and responsibilities pursuant to this Amendment, and, effective as of the Resignation Date, Section 4.5 of the Employment Agreement is hereby deleted (except as specifically provided in Section 6 of this Amendment).

4. Restricted Shares. The parties hereto agree that (a) the 26,454 New Parent Restricted Shares described in the second sentence of Section 2.1(c)(iv)(A) of the Employment Agreement are vested in full as of the date hereof and (b) the New Parent Restricted Shares described in the first sentence of Section 2.1(c)(iv)(A) of the Employment Agreement shall continue to vest through and including the Resignation Date, such that 20,943 of such shares will be vested as of the Resignation Date, in accordance with their terms and any of such New Parent Restricted Shares that do not become vested on or prior to the Resignation Date shall be forfeited by the Executive.

5. Salary; Bonus; Severance. The Executive shall continue to receive his Base Salary, Goods and Services allowance and reimbursement of expenses pursuant to Section 2.1(g) of the Employment Agreement, in each case, through the Resignation Date. The Executive expressly waives all rights he may otherwise have to receive (a) an annual bonus under Section 2.1(b) of the Employment Agreement or (b) severance payments or benefits under Sections 4.4 and 4.5 of the Employment Agreement, and, effective as of the Resignation Date, such Sections are hereby deleted in their entirety (except as specifically provided in Section 6 of this Amendment).

6. Repurchase of Purchased Shares and Vested Restricted Shares. The Company shall purchase, as of the Resignation Date, the Executive’s Purchased Parent Shares and vested New Parent Restricted Shares as of the Resignation Date, totaling 60,343 shares (collectively, the “Executive’s Shares”), at a price per share equal to the fair market value of a share of common stock of the Company (a “Company Common Share”) as of the date (the “PAS Closing Date”) of the completion of the transactions (the “PAS Transaction”) contemplated by the Merger Agreement among Intelsat (Bermuda), Ltd., Proton Acquisition Corporation and PanAmSat Holding Corporation (“PanAmSat”), dated as of August 28, 2005, as such price has been determined by an independent third party valuation firm chosen by the Company in its discretion (the “Per Share Value”). Such Per Share Value as of the PAS Closing Date shall be the applicable price per share paid to the Executive regardless of whether the PAS Transaction has closed by the Resignation Date; provided, however, that in the event that the PAS Transaction (i) has not been closed by the Resignation Date but later is completed, the Company shall purchase the Executive’s Shares as of the PAS Closing Date; or (ii) is formally abandoned, Intelsat shall not repurchase the Executive’s Shares pursuant to this Amendment, and Section 4.4(d) of the Employment Agreement would remain in effect. The amount payable to the Executive for the purchase of the Executive’s Shares shall be paid to him in six equal installments pursuant to an unsecured promissory note (the “Note”), without interest, with the first installment due as soon as practicable after the later of the Resignation Date and the date that the Per Share Value has been determined, and with each subsequent installment due on each of the first five anniversaries of the Resignation Date. The Note shall be in a form substantially similar to that set forth on Exhibit A hereto, other than with respect to the face amount and date thereof. Notwithstanding the foregoing, in the event that “private equity investors” own less than 40% of the aggregate equity interests, measured by vote and value, of the Company (“Private Equity Dilution”), the remaining outstanding principal of the Note shall be paid in full on the date that is the later of (x) January 28, 2008 or (y) the first anniversary of the Private Equity Dilution (the “Payout Date”). During the period between the Private Equity Dilution and the Payout Date, installment payments shall continue to be made on the Note pursuant to this Section 6. “Private equity investors” shall mean the four current members of the Investor Group (as defined in the Shareholders Agreement by and among the Company and the Shareholders named therein, dated as of January 27, 2005, as amended) and any other similar entities or divisions of entities which are similar type private equity investors including, without limitation, entities which provide venture capital or long-term share capital in exchange for an ownership interest in another entity. The payments on the Note will not be subject to withholding for taxes, because the

Executive’s Shares are capital assets of the Executive. The payments on the Note will be sourced from Bermuda. The Company may prepay the Note in whole or in part at any time without penalty.

7. Restrictive Covenants. In consideration of the repurchase of the Executive’s Shares pursuant to this Amendment, the Executive agrees that the definition of “Restricted Period” as set forth in Section 5.2 of the Employment Agreement shall be amended to mean the five (5) year period immediately following the Resignation Date; provided that, following the payment of the Note in full, “Restricted Period” shall mean the period ending on the second anniversary of the Resignation Date. Section 5.3 of the Employment Agreement is hereby deleted in its entirety and replaced with the following text:

“During the Restricted Period, the Executive agrees that he will not, without the prior written consent of the Company (which consent may be granted or withheld in the Company’s sole and absolute discretion), directly or indirectly engage or become associated with any business or other endeavor engaged in or competitive with the businesses (the “Protected Businesses”) conducted at the Resignation Date by the Company or its subsidiaries or affiliates (an “affiliate” as used herein is a business entity in which the Company, directly or indirectly, owns at least 20% of the equity interests). “Protected Businesses” include, without limitation, the provision of FSS services on a retail basis, a wholesale basis, and a distributor basis. For these purposes, the Executive shall be considered to have become “associated with” a business or other endeavor if the Executive becomes directly or indirectly involved as an owner, principal, officer, director, independent contractor, representative, stockholder, financial backer, agent, partner, advisor, lender, or in any other individual or representative capacity with any individual, partnership, corporation or other organization that is engaged in that business.”

8. Other Payments and Benefits. Upon the Executive’s resignation of all employment and offices with the Intelsat Companies as of the Resignation Date, the Executive will be entitled to the following:

(a)	his benefits under the Intelsat Staff Retirement Plan and the Intelsat Restoration Plan will be paid to him in a lump sum in accordance with the terms of the respective plans as presently in effect, with the Resignation Date deemed to be the retirement date for purposes of such plans, and the payments in respect of any such benefits under the Intelsat Restoration Plan shall be paid from the Intelsat Master Rabbi Trust and to be paid out of Bermuda,

(b)	his supplemental executive retirement plan benefits will be paid to him as of a date that is no more than six (6) months after the

Resignation Date, and the payments in respect of any such benefits under the supplemental executive retirement plan shall be paid out of Bermuda from the Intelsat Master Rabbi Trust, and

(c)	as soon as practicable after the Resignation Date, (i) the remaining amounts credited to the Executive’s Deferred Cash Account (with interest in accordance with Section 2.1(c)(ii) of the Employment Agreement) and (ii) an amount equal to the aggregate value of the Executive’s accrued but unpaid Base Salary, accrued but unused vacation and remaining payments under the Goods and Services allowance shall be paid to the Executive in a lump sum out of Bermuda pursuant to the Company’s Tax Protection Policy.

(d)	The Company shall maintain the Executive’s membership at the Tucker’s Point country club for the use of the Executive, so long as the Executive pays the annual dues commencing as of November 1, 2006. Upon the expiration of such membership (at the Executive’s election), the membership deposit shall revert to the Company.

In addition, the Executive shall continue to be eligible to participate in any retiree medical plan or program for which he would otherwise be eligible, and the Executive will be reimbursed for the reasonable cost of moving his and his spouse’s household goods and relocation from Bermuda to Switzerland. The Executive shall continue to enjoy the tax preparation benefits and tax protection policy for the 2006 and 2007 tax years in accordance with the expatriate agreement entered into on March 30, 2005. The Executive shall continue to be entitled to the corporate housing, company automobile, country club membership payments and current Bermuda health insurance, and health club access currently provided to the Executive until October 31, 2006, in each case at the Company’s expense. The Executive will be entitled to retain the personal effects and artwork currently in his apartment and office that are listed on Schedule 1 hereto. The Executive’s rights and benefits set forth in this paragraph shall be in lieu of those set forth under the heading “Other Benefits and Perquisites” in Attachment 1 to the Employment Agreement.

9. Legal Fees. The Company will promptly reimburse the Executive for all reasonable and documented legal fees and related expenses, up to a maximum amount of $10,000 in the aggregate, incurred in connection with the drafting, negotiation and execution of separation arrangements reflecting the agreements contemplated herein.

10. Press Release. The Executive will be entitled to review and comment upon any press release or staff communications announcing his departure from the Company.

11. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of Bermuda without regard to its conflicts of laws principles.

12. Successors. This Amendment shall bind and inure to the benefit of the Company, its successors and assigns, and the Executive and his personal representatives and assigns.

13. Miscellaneous.

(a) This Amendment shall not be construed so as to grant the Executive any right to remain in the employ of the Company or any Subsidiary.

(b) This Amendment may be executed in counterparts, which together shall constitute one and the same original.

(c) Except as provided in this Amendment, the terms and conditions of the Employment Agreement shall remain unchanged; provided, that in the event of a conflict between this Amendment and the Employment Agreement, the terms of this Amendment shall prevail.

IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed by its officer thereunder duly authorized and the Executive has hereunto set his hand, all as of the day and year set forth below.

INTELSAT HOLDINGS, LTD.

/s/ Phillip L. Spector
Phillip L. Spector
Executive Vice President and General Counsel

INTELSAT, LTD.

/s/ Phillip L. Spector
Phillip L. Spector
Executive Vice President and General Counsel

ACCEPTED:

The undersigned hereby acknowledges having read this Amendment and, having had the opportunity to consult with legal and tax advisors, hereby agrees to be bound by all the provisions set forth herein.

Date: June 16, 2006	/s/ Conny L. Kullman
Conny L. Kullman

SCHEDULE 1

•	Prago Rajcic #142 of 150, 35 x 26” (measured w/o the frame) giclee

•	Cristel, 11.5 x 24 painting

•	Computer D600

•	Docking station

•	Printer HP Laserjet B/W

•	PalmPilot

•	5 glass candle holders and 3 metal candle holders

•	Floor lamp

•	Wall clock

•	2 model boats

•	3-piece metal frame wall decoration

•	2 Kosta Boda glass decorations

•	Misc. kitchen items

EXHIBIT A

Promissory Note

U.S.$ .00	Washington, D.C.
, 2006

The undersigned, Intelsat Holdings, Ltd., a Bermuda corporation (the “Company”), hereby promises to pay to Conny L. Kullman, an individual (the “Payee”), the principal sum of [                            ] ($                    .00) United States Dollars in six equal installments, without interest, on the following dates (each a “Payment Date”):

Scheduled Payment Date	Payment Amount
[ ], 2006	$ .

[ ], 2007	$ .

[ ], 2008	$ .

[ ], 2009	$ .

[ ], 2010	$ .

[ ], 2011	$ .

The Company may prepay this Note, in whole or in part, at any time without premium or penalty, and any such prepayments shall be applied to the remaining scheduled principal installments in direct order of maturity. Payments due hereunder are to be made by wire transfer to such bank account of the Payee as the Payee may from time to time designate by written notice to the Company, in lawful money of the United States of America. All payments made to Payee hereunder by the Company shall be sourced from Bermuda.

This is the Note referred to in that certain Amendment and Acknowledgment by and between the Payee and the Company (the “Amendment”) amending the Employment Agreement, dated January 28, 2005, among the Payee, the Company, and Intelsat (Bermuda) Ltd., as amended on June 21, 2005 (the “Employment Agreement”).

Notwithstanding anything herein to the contrary, in the event that Private Equity Dilution (as defined in the Amendment) occurs, the remaining outstanding principal of this Note shall be paid in full on the date that is the later of (x) January 28, 2008 or (y) the first anniversary of such Private Equity Dilution (the “Payout Date”).

During the period between the Private Equity Dilution and the Payout Date, installment payments shall continue to be made on this Note as set forth above.

Notwithstanding anything to the contrary, no amounts shall be payable hereunder, and this Note shall be null and void, if on any Payment Date the Payee is in breach of any obligation under the Amendment, the Employment Agreement or any other agreement between the Payee and the Company, as determined in good faith.

No failure or delay on the part of the Payee in exercising any power or right hereunder, and no course of dealing between the Company and the Payee, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

This Note may be amended and the observance of any term of this Note may be waived only with the written consent of the Company and the Payee. The Payee may not, directly or indirectly, sell, transfer, pledge, assign, encumber or otherwise dispose of this Note in whole or in part (except for any transfers or other transactions conducted in the ordinary course of estate planning).

This Note shall be governed by and construed and enforced in accordance with the contract laws of the District of Columbia as if made and wholly performed within that district.

IN WITNESS WHEREOF, the Company has caused this Note to be made, executed and delivered by its duly authorized officer as of the day and year first written above.

INTELSAT HOLDINGS, LTD.

By:
Name:
Title:

ACKNOWLEDGED AND AGREED:

By:
Name:
Title: